================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*


                              TAC ACQUISITION CORP.
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
                         (Title of Class of Securities)


                                    873392104
                                 (CUSIP Number)

                               SEPTEMBER 15, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]       Rule 13d-1(b)
        [X]       Rule 13d-1(c)
        [_]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

CUSIP No. 873392104                                              Page 1 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Octavian Global Fund, LP
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       979,400
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    979,400
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        979,400
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.62%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 873392104                                              Page 2 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Octavian Global Partners, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       979,400*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    979,400*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        979,400*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.62%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

------------
*  Includes 979,400 shares of common stock held by Octavian Global Fund, LP.

CUSIP No. 873392104                                              Page 3 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Octavian Management LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       979,400*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    979,400*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        979,400*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.62%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

------------
*  Includes 979,400 shares of common stock held by Octavian Global Fund, LP.

CUSIP No. 873392104                                              Page 4 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Greg Racz
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        979,400*
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             979,400*
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        979,400*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.62%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

------------
*  Includes 979,400 shares of common stock held by Octavian Global Fund, LP.

CUSIP No. 873392104                                              Page 5 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard Hurowitz
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        979,400*
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             979,400*
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        979,400*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.62%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

------------
*  Includes 979,400 shares of common stock held by Octavian Global Fund, LP.

CUSIP No. 873392104                                              Page 6 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Reservoir Master Fund, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       895,000
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    895,000
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        895,000
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.32%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 873392104                                              Page 7 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RMF GP, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       895,000*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    895,000*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        895,000*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.32%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

------------
*  Includes 895,000 shares of common stock held by Resevoir Master Fund, L.P.

CUSIP No. 873392104                                              Page 8 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Reservoir PCA Fund, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       895,000*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    895,000*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        895,000*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.32%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

------------
*  Includes 895,000 shares of common stock held by Resevoir Master Fund, L.P.

CUSIP No. 873392104                                              Page 9 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Reservoir Capital Group, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       895,000*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    895,000*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        895,000*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.32%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

------------
*  Includes 895,000 shares of common stock held by Resevoir Master Fund, L.P.

CUSIP No. 873392104                                             Page 10 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RCGM, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       895,000*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    895,000*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        895,000*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.32%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

-------------
*   Includes 895,000 shares of common stock held by Resevoir Master Fund, L.P.

CUSIP No. 873392104                                             Page 11 of 21
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Mr. Daniel Stern
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       895,000*
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    895,000*
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        895,000*
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.32%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

------------
*   Includes 895,000 shares of common stock held by Resevoir Master Fund, L.P.

CUSIP No. 873392104                                             Page 12 of 21
                                  Schedule 13G


ITEM 1.  (a)    NAME OF ISSUER


                TAC Acquisition Corp. (the "Company").

         (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                8 Sound Shore Drive, Suite 255
                Greenwich, Connecticut 06830


ITEM 2.  (a)    NAMES OF PERSONS FILING

                This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons")

                1. The following entities are referred to as the "OCTAVIAN REPORTING PERSONS":

                (i) Octavian Global Fund, LP, a Delaware limited partnership ("Octavian Global");

                (ii)  Octavian   Global   Partners  LLC,  a  Delaware   limited
                      liability company and general partner of Octavian Global ("Octavian Partners");

                (iii) Octavian  Management  LLC, a Delaware  limited  liability
                      company  and   managing   member  of  Octavian   Partners
                      ("Octavian Management");

                (iv) Mr. Greg Racz, a member of Octavian Management ("Mr. Racz"); and

                (v) Mr. Richard Hurowitz, a member of Octavian Management ("Mr. Hurowitz").

                2. The following entities are referred to as the "RESERVOIR REPORTING PERSONS":

                (i)   Reservoir   Master  Fund,   L.P.,   a  Delaware   limited
                      partnership ("Reservoir");

                (ii) RMF GP, LLC, a Delaware limited liability company and the general partner of Reservoir ("RMF GP");

                (iii) Reservoir PCA Fund, L.P., a Delaware limited partnership, and the sole member of RMF GP ("Reservoir PCA");

                (iv) Reservoir Capital Group, L.L.C., a Delaware limited liability company and the general partner of Reservoir PCA ("Reservoir Capital");

                (v) RCGM, LLC, a Delaware limited liability company and the managing member of Reservoir Capital ("RCGM"); and

CUSIP No. 873392104                                             Page 13 of 21
                                  Schedule 13G


                (vi) Mr. Daniel Stern, the senior managing member of RCGM ("Mr. Stern");

         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                The address of the principal business offices of each of the Octavian Reporting Persons is 650 Madison Avenue, 26th Floor, New York, NY 10022. The address of the principal business offices of each of the Reservoir Reporting Persons is c/o Reservoir Capital Group, L.L.C. 650 Madison Avenue, 26th Floor, New York, NY 10022.

         (c)    CITIZENSHIP

                1.    THE OCTAVIAN REPORTING PERSONS

                (i)   Octavian Global - a Delaware limited partnership

                (ii)  Octavian Partners - a Delaware limited liability company

                (iii) Octavian   Management  -  a  Delaware  limited  liability
                      company

                (iv)  Mr. Racz - United States

                (v)   Mr. Hurowitz - United States

                2.    THE RESERVOIR REPORTING PERSONS

                (i)   Reservoir - a Delaware limited partnership

                (ii)  RMF GP - a Delaware limited liability company

                (iii) Reservoir PCA - a Delaware limited partnership

                (iv)  Reservoir Capital - a Delaware limited liability company

                (v)   RCGM - a Delaware limited liability company

                (vi)  Mr. Stern - United States

         (d)    TITLE OF CLASS OF SECURITIES

                Common Stock, par value $0.0001 per share (the "Common Stock" or "Shares")

         (e)    CUSIP NUMBER

                873392104

ITEM 3. This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

CUSIP No. 873392104                                             Page 14 of 21
                                  Schedule 13G


ITEM 4.  OWNERSHIP.

         (a)    AMOUNT BENEFICIALLY OWNED:

                Each of the Octavian Reporting Persons may be deemed to beneficially own an aggregate of 979,4000 shares and each of the Reservoir Reporting Persons may be deemed to beneficially own an aggregate of 895,000 shares. The Octavian Reporting Persons disclaim beneficial ownership of the 895,000 shares beneficially owned by the Reservoir Reporting Persons and the Reservoir Reporting Persons disclaim beneficial ownership of the 979,4000 shares beneficially owned by the Octavian Reporting Persons. Mr. Racz and Mr. Hurowitz are the only members of Octavian Management, and, in such capacity may be deemed to beneficially own the shares beneficially owned by Octavian Management, but they disclaim any such beneficial ownership. Mr. Stern is the senior managing member of RCGM, and, in such capacity may be deemed to beneficially own the shares beneficially owned by RCGM, but disclaims any such beneficial ownership.

         (b)    PERCENTAGE OWNED:

                Based on calculations made in accordance with Rule 13d-3(d), and there being 27,000,000 shares outstanding as of July 26, 2006, as disclosed by the Issuer in its Proxy Statement filed on August 1, 2006 (File No. 00051340), each of the Octavian Reporting Persons may be deemed to beneficially own approximately 3.62% of the outstanding Common Stock and each of the Reservoir Reporting Persons may be deemed to beneficially own approximately 3.32% of the outstanding Common Stock. The aggregate number of shares beneficially owned by the Octavian Reporting Persons and the Reservoir Reporting Persons represent approximately 6.94% of the outstanding Common Stock.

         (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i) As regards the Octavian Reporting Persons, each of Octavian Global, Octavian Partners and Octavian Management may be deemed to have sole power to direct the voting and disposition of the 979,400 shares directly owned by Octavian Global.

                By virtue of the relationships between and among the Octavian Reporting Persons, Mr. Racz and Mr. Hurowitz, may be deemed to share the power to direct the voting and disposition of the 979,400 shares directly owned by Octavian Global.

                (ii) As regards the Reservoir Reporting Persons, each of Reservoir, RMF, Reservoir PCA and Reservoir Capital may be deemed to have sole power to direct the voting and disposition of the 895,000 shares directly owned by Reservoir.

CUSIP No. 873392104                                             Page 15 of 21
                                  Schedule 13G


                By virtue of the relationships between and among the Reservoir Reporting Persons, Mr. Stern may be deemed to have the power to direct the voting and disposition of the 895,000 shares directly owned by Reservoir.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

         By signing below, each Reporting Person certifies that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP No. 873392104                                             Page 16 of 21
                                  Schedule 13G


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of September 25, 2006


                           OCTAVIAN GLOBAL FUND, LP

                           By:     Octavian Global Partners, LLC
                                   General Partner


                           By:     /s/ Greg Racz
                                   ------------------------------------------
                                   Name:  Greg Racz
                                   Title: President & Chief Operating Officer



                           OCTAVIAN GLOBAL PARTNERS, LLC

                           By:     Octavian Management, LLC
                                   Managing Member


                           By:     /s/ Greg Racz
                                   ------------------------------------------
                                   Name:  Greg Racz
                                   Title: President & Chief Operating Officer



                           OCTAVIAN MANAGEMENT LLC


                           By:     /s/ Greg Racz
                                   ------------------------------------------
                                   Name:  Greg Racz
                                   Title: President & Chief Operating Officer


                           /s/ Greg Racz
                           --------------------------------------------------
                           Greg Racz


                           /s/ Richard Hurowitz
                           --------------------------------------------------
                           Richard Hurowitz

CUSIP No. 873392104                                             Page 17 of 21
                                  Schedule 13G



                           RESERVOIR MASTER FUND, L.P.

                           By:     RMF GP, LLC, itsGeneral Partner


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RMF GP, LLC


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RESERVOIR PCA FUND, L.P.

                           By:     Reservoir Capital Group, L.L.C.,
                                   its General Partner


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RESERVOIR CAPITAL GROUP, L.L.C.


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RCGM, LLC


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer


                           /s/ Daniel Stern
                           ---------------------------------------------------
                           Daniel Stern

CUSIP No. 873392104                                             Page 18 of 21
                                  Schedule 13G


                                 EXHIBIT INDEX


Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.